As filed with the Securities and Exchange Commission on April 15, 2025

Registration No. 333-266365
333-279522

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-266365

Form S-8 Registration Statement No. 333-279522

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

MYNARIC AG
(Exact Name of Registrant as Specified in Its Charter)

The Federal Republic of Germany	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Bertha-Kipfmüller Straße 2-8

81249 München

Germany

+49 (0) 89 5589 4280

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Stock Option Program 2019

Stock Option Program 2020

Stock Option Program 2021

Restricted Stock Units Program 2021

Stock Option Program 2022

Restricted Stock Unit Program 2022

Stock Option Program 2023

(Full titles of the plans)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 (302) 738 6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Krystian M. Czerniecki
Sullivan & Cromwell LLP
Neue Mainzer Straße 52
60311 Frankfurt, Germany
+49 (69) 4272 5200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐
Non-accelerated filer ☑ Smaller reporting company ☐
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 for each of the following Registration Statements on Form S-8 (the “Prior Registration Statements”) is being filed by Mynaric AG (“Mynaric”) to terminate all offerings under the Prior Registration Statements and to deregister any and all securities, registered but unsold or otherwise unissued pursuant to the Prior Registration Statements:

File No.	Date filed with the SEC	Name of Equity Plan or Agreement
333-266365	July 28, 2022	Stock Option Program 2019 Stock Option Program 2020 Stock Option Program 2021 Restricted Stock Units Program 2021
333-279522	May 20, 2024	Stock Option Program 2022 Restricted Stock Unit Program 2022 Stock Option Program 2023

On February 13, 2025, Mynaric announced that as a result of the delisting notice it received from the Nasdaq Stock Market LLC (“Nasdaq”) on February10, 2025, the trading of Mynaric’s ADS would be suspended at the opening of business on February 18, 2025. On February 7, 2025, Mynaric announced the initiation of proceedings under the German Corporate Stabilization and Restructuring Act (Gesetz über den Stabilisierungs- und Restrukturierungsrahmen für Unternehmen) at the end of which, if approved by the competent restructuring court, Mynaric will only have one remaining shareholder.

In connection therewith, Mynaric is no longer issuing securities under the plans covered by the Prior Registration Statements. In accordance with the undertaking made by Mynaric in Item 9(a)(3) in each of the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of the offering, Mynaric hereby removes from registration any and all securities registered but unsold or otherwise unissued under each of the Prior Registration Statements as of the date hereof and terminates the effectiveness of each of the Prior Registration Statement. After giving effect to this Post-Effective Amendment No. 1 for each of the Prior Registration Statements, there will be no remaining securities registered by Mynaric pursuant to each of the Prior Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Munich, the Federal Republic of Germany on April 15, 2025.

Mynaric AG

By:	/s/ Joachim Horwath
Name:	Joachim Horwath
Title:	Chief Executive Officer

By:	/s/ Andreas Reif
Name:	Andreas Reif
Title:	Chief Restructuring Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly appointed representative in the United States of Mynaric AG has signed this Post-Effective Amendment No. 1 to the Prior Registration Statements in the city of Newark, State of Delaware on April 15, 2025.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director